Exhibit 15.1

May 5, 2017
The Board of Directors and Shareholders of
Atmos Energy Corporation
We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Atmos Energy Corporation for the registration of 2,000,000 shares of its common stock of our reports dated February 7, and May 4, 2017 relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation that are included in its Forms 10-Q for the quarters ended December 31, 2016 and March 31, 2017.
/s/ ERNST & YOUNG LLP
Dallas, Texas